EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
SmartFinancial, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-219159, 333203449, 333-208819, 333-131006, and 333-113314, etc.) and on Form S-3 (Nos. 333-214802, 333-208700, and 333-239479) of SmartFinancial, Inc. (the "Company") and its subsidiary of our reports dated March 16, 2021, with respect to the consolidated financial statements of SmartFinancial, Inc. and its subsidiary and the effectiveness of internal control over financial reporting, which reports appear in SmartFinancial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
March 16, 2021